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                                                                    Exhibit 10.5


                         MOBIUS MANAGEMENT SYSTEMS, INC.
                         1998 EXECUTIVE INCENTIVE PLAN


1.    Purpose

      The purpose of the Mobius Management Systems, Inc. Executive Incentive Plan (the "Plan") is to enable Mobius Management Systems, Inc. (the "Company") to attract, retain, motivate and reward executives and key employees of outstanding quality by providing them with the opportunity to earn incentive compensation linked to Company performance.

2.    Administration and Interpretation

      (a) The Plan shall be administered by the Compensation Committee (the "Committee") of the board of directors of the Company (the "Board"), which shall consist of not less than two directors appointed by the Board. The Committee is authorized to construe, interpret and implement the Plan, and to adopt such rules and regulations relating to the Plan as it may deem necessary or advisable. The determination of the Committee on all matters relating to the Plan shall be final, binding and conclusive.

      (b) The Committee may, but need not, from time to time delegate some or all of its authority to one or more members of the Committee or one or more officers of the Company. Any such delegation shall be subject to the restrictions and limits the Committee specifies at the time of such delegation or thereafter, and may be rescinded by the Committee at any time.
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3.    Participation

      Participation in the Plan during any Performance Period (as defined in Section 4) shall be limited to those executives and key employees
("Participants") of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to have a significant impact on the performance of the Company and who are selected by the Committee.

4.    Incentive Awards

            The Committee may authorize awards to Participants pursuant to either of the following methods:

            (a) For each fiscal year of the Company or such other period as may be designated by the Committee ("Performance Period"), the Committee may establish the performance goal or goals that must be satisfied in order for a Participant to receive a bonus for the Performance Period and the amount of the bonus a Participant may earn. Each such performance goal will be related to any of the following criteria, as determined by the Committee: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, comparison to peer companies, any combination of the foregoing or such other appropriate measures of performance, including individual measures of performance, as the Committee deems appropriate. The Committee may provide that the bonus amount a Participant may earn for a Performance Period will vary based upon different levels of achievement of the applicable performance goals.


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            (b) A discretionary bonus in an amount as the Committee in its discretion may determine.

5.    Payment

      Following the completion of each Performance Period, the Committee shall determine whether the applicable performance goals have been achieved for such Performance Period and the bonus amounts, if any, payable to Participants for such Performance Period. In determining the bonus amount earned by a Participant for a given Performance Period, the Committee shall have the right to reduce or increase the bonus amount payable at a given level of performance to take into account additional factors the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period (including, without limitation, extraordinary organizational, operational or other changes that have occurred during such Performance Period). The Committee shall also determine whether discretionary bonuses shall be awarded. Each award under the Plan shall be paid in cash promptly after the amount of the award has been determined.

6.    Termination of Employment

      If a Participant's employment with the Company and its subsidiaries terminates during a Performance Period for any reason other than death, disability, retirement or with the approval of the Committee, his or her participation in the Plan for such Performance Period will terminate forthwith and he or she will not be entitled to any award for such Performance


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Period. If, during a Performance Period, a Participant's employment terminates by reason of death, disability, retirement or with the approval of the Committee (or if a Participant commences participation in the Plan after the beginning of a Performance Period), the Participant shall receive a pro rata payment based on the number of days of his or her participation in the Plan during such Performance Period.

7.    No Rights to Awards or Employment

      No Participant shall have any claim or right to receive awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

8.    Nonassignability

      No Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant's interest under the Plan.

9.    Unfunded Plan

      The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created


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under the Plan to deliver payment with respect to awards hereunder.

10.   Tax Withholding

      No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.

11.   Termination and Amendment

      The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan.

12.   No Limitation on Corporate Actions

      Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No Participant or other person shall have any claim against the Company or any subsidiary as a result of any such action.

13.   Severability

      If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be


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applied as though the unenforceable provision were not contained in the Plan.

14.   Section Headings

      The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections reference and shall not affect the meaning of any of the provisions of the Plan.

15.   Effective Date

      The Plan shall be effective as of the date of its adoption by the Board.

16.   Governing Law

      All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.


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